UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 1)



                          JEFFERSON SMURFIT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   475086104
                      -------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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                                                                13G
------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 475086104                                                                                             Page 2 of 9 Pages
          ---------
------------------------------------------------------------------------------------------------------------------------------------

--------- --------------------------------------------------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                   Smurfit Packaging Corporation
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)  |_|
                                                                                                  (b)  |X|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     3    SEC USE ONLY

--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                         State of Delaware
--------- --------------------------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
 NUMBER OF
                                                                 -0-
   SHARES        ---------  --------------------------------------------------------------------------------------------------------
                 ---------  --------------------------------------------------------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER

  OWNED BY                                               36,800,000 shares
                 --------- ---------------------------------------------------------------------------------------------------------
    EACH         --------- ---------------------------------------------------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
  REPORTING
                                                                 -0-
   PERSON        --------- ---------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
    WITH              8    SHARED DISPOSITIVE POWER

                                                         36,800,000 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         36,800,000 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                              33.16%
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*
                                                                CO
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTION BEFORE FILLING OUT!


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

                                                                13G
------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 475086104                                                                                             Page 3 of 9 Pages
          ---------
------------------------------------------------------------------------------------------------------------------------------------

--------- --------------------------------------------------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                    Smurfit International B.V.
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)  |_|
                                                                                                  (b)  |X|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     3    SEC USE ONLY

--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                          The Netherlands
--------- --------------------------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
 NUMBER OF
                                                                 -0-
   SHARES        --------- --------------------------------------------------------------------------------------------------------
                 --------- --------------------------------------------------------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER

  OWNED BY                                               51,638,462 shares
                 --------- ---------------------------------------------------------------------------------------------------------
    EACH         --------- ---------------------------------------------------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
  REPORTING
                                                                 -0-
   PERSON        --------- ---------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
    WITH              8    SHARED DISPOSITIVE POWER

                                                         51,638,462 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         51,638,462 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                              46.53%
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

                                                                CO
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTION BEFORE FILLING OUT!

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

                                                                13G
------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 475086104                                                                                             Page 4 of 9 Pages
          ---------
------------------------------------------------------------------------------------------------------------------------------------

--------- --------------------------------------------------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                    Jefferson Smurfit Group plc
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)  |_|
                                                                                                  (b)  |X|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     3    SEC USE ONLY

--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                              Ireland
--------- --------------------------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
 NUMBER OF
                                                                 -0-
   SHARES        --------- --------------------------------------------------------------------------------------------------------
                 --------- --------------------------------------------------------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER

  OWNED BY                                               51,638,462 shares
                 --------- ---------------------------------------------------------------------------------------------------------
    EACH         --------- ---------------------------------------------------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
  REPORTING
                                                                 -0-
   PERSON        --------- ---------------------------------------------------------------------------------------------------------
                 --------- ---------------------------------------------------------------------------------------------------------
    WITH              8    SHARED DISPOSITIVE POWER

                                                         51,638,462 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         51,638,462 shares
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                              46.53%
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*
                                                                CO
--------- --------------------------------------------------------------------------------------------------------------------------
--------- --------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 5 of 9 Pages



         This Amendment No. 1 amends and supplements the Schedule 13G filed on February 13, 1995 (the "Schedule 13G") by Smurfit Packaging Corporation ("SPC"), Smurfit International B.V. ("SIBV") and Jefferson Smurfit Group plc with respect to the Common Stock, par value $0.01 per share, of Jefferson Smurfit Corporation. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Schedule 13G.


Item 4.  Ownership

Item 4(b) of the Schedule 13G is hereby amended and restated in its entirety as follows:

         (b)  Percent of Class

              The SPC Shares, the SIBV Shares and the Aggregate Shares represent 33.16%, 13.37% and 46.53%, respectively, of the 110,989,156 shares of Common Stock reported to be outstanding in the Issuer's report on Form 10-Q filed for the quarter ended September 30, 1995.

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                                                               Page 6 of 9 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/2/96
                                           -------------------------------------
                                                           Date



                                                  /s/ Michael Smurfit, Jr.
                                           -------------------------------------
                                                         Signature


                                                    Michael Smurfit, Jr.
                                           President and Chief Executive Officer
                                           Smurfit Packaging Corporation
                                           -------------------------------------
                                                        Name/Title

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                                                               Page 7 of 9 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/5/96
                                           -------------------------------------
                                                           Date



                                                  /s/ Michael O' Riordan
                                           -------------------------------------
                                                         Signature


                                                    Michael O'Riordan
                                           Managing Director
                                           Smurfit International B.V.
                                           -------------------------------------
                                                        Name/Title

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                                                               Page 8 of 9 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/2/96
                                           -------------------------------------
                                                           Date



                                                /s/ Michael R. J. Pettigrew
                                           -------------------------------------
                                                        Signature


                                                   Michael R. J. Pettigrew
                                           Secretary
                                           Jefferson Smurfit Group plc
                                           -------------------------------------
                                                        Name/Title

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                                                               Page 9 of 9 Pages



                                  EXHIBIT INDEX
                                  -------------


    Description                                                            Page
    -----------                                                            ----
    No exhibits are filed herewith.


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